EXHIBIT 15.1

Our ref: 651408.6

Listing Qualifications The NASDAQ Stock Market 805 King Farm Blvd., Rockville MD 20850 United States of America

12 May 2022

Dear Sirs

Euro Tech Holdings Company Limited (the “Company”)

We act as legal counsel to the Company for matters of British Virgin Islands law. The following is a statement of certain matters of British Virgin Islands law.

We understand from the Company’s legal counsel as to matters of United States law that, in relation to each company (“Listed Company”) listing common stock or voting preferred stock, and their equivalents:

(a)

Nasdaq Marketplace Rule 5605(c)(2)(A) provides that each Listed Company must have, and will continue to have, an audit committee of at least three members, comprised solely of directors each of whom: (1) meets Nasdaq’s definition of independence contained in Rule 5605(a)(2) (subject to the exception provided in Rule 5605(c)(2)(B) and the cure period provided in Rule 5605(c)(4)); (2) meets the requirements of SEC Rule 10A-3(b)(1) (subject to exceptions provided in Rule 10A-3(c) and the cure period provided in Rule 5605(c)(4)); (3) has not participated in the preparation of the financial statements of the Listed Company or any current subsidiary of the Listed Company at any time during the past three years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, as required by Rule 5605(c)(2);

(b)

Nasdaq Listing Rule 5615(a)(3)(A) provides (with certain exceptions not relevant to the conclusions expressed herein) that a Foreign Private Issuer may follow its home country practice in lieu of the requirements of the Rule 5600 Series and that Nasdaq Information Memorandum IM-5615-3 provides that a Foreign Private Issuer that elects to follow home country practice in lieu of a requirement of Rules 5600 or 5250(d) shall submit to Nasdaq a written statement from counsel in such company’s home country stating that such company’s practices are not prohibited by the home country’s laws;

(c)

Nasdaq Marketplace Rule 5620 provides that (with certain exceptions not relevant to the conclusions expressed herein) each Listed Company shall hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year-end; and

(d)

Nasdaq Marketplace Rule 5635 sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings.

Based on the above, we can confirm that:

1.	the Company is incorporated as a BVI business company in the British Virgin Islands; and

2.

the Company’s practice of following the provisions of the laws of the British Virgin Islands and its memorandum and articles of association in lieu of the Nasdaq Stock Market Marketplace Rules noted above is not prohibited under any statutory legal provision of the British Virgin Islands.

For the purpose of this analysis, we have examined the BVI Business Companies Act (As Revised), the memorandum and articles of association as currently registered by the Registrar of Corporate Affairs in the British Virgin Islands (including the most recent amendment thereto registered on 16 September 2019) and such other legislation of the British Virgin Islands as we deemed necessary or relevant which are in force on the date of this letter.

This letter relates only as to matters of British Virgin Islands law and we express no views in relation to the laws of any jurisdiction other than those of the British Virgin Islands. Specifically, we have made no independent investigation of the United States law or the Nasdaq Stock Market Marketplace Rules and we have assumed that there is nothing under any other law or regulation that would affect or vary the above statements.

This letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or in part) to any other person without our prior written consent.

Yours faithfully

Maples and Calder